CURTISS-WRIGHT CORPORATION
RETIREMENT BENEFITS RESTORATION PLAN
As Amended and Restated Effective January 1, 2009
THIRD INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Benefits Restoration Plan (the “Restoration Plan”) and has caused the Restoration Plan to be amended and restated with respect to compensation earned after December 31, 2004, including amendments reflected in the restatement of the Restoration Plan effective January 1, 2009.

2.
Subsequent to the most recent amendment and restatement, the Company has decided to amend the Restoration Plan, effective January 1, 2014, (a) to revise the deadline for filing an election with respect to the time and form of payment of benefits under the Restoration Plan so that it accords with comparable provisions of the Curtiss-Wright Corporation Retirement Savings Restoration Plan and the permissible restrictions of Section 409A(a)(4) of the Internal Revenue Code and regulations thereunder, and (b) to make certain minor administrative corrections.

3.	Article IX(a) of the Restoration Plan permits the Board of Directors of the Company (the “Board”) to amend the Restoration Plan at any time and from time to time.

4.	Pursuant to Article II of the Restoration Plan, the Board has previously delegated to the Committee the authority to adopt certain Restoration Plan amendments on behalf of the Company.
Amendment to the Restoration Plan:

1.	Article III(a) is amended in its entirety to read as follows:

(a)
Except to the extent provided in Article IV, hereof, all participants in the C-W Retirement Plan (who are not EMD Participants) shall be eligible to participate in this Plan in the calendar year (“Plan Year”) in which their benefits under the C-W Retirement Plan as from time to time in effect would first be limited as a result of any provision of the Code (including, but not limited to, Sections 401(a)(17) and 415 thereof) or ERISA (“C-W Participants”).

2.	The first sentence of Article VII(c) is amended in its entirety to read as follows:
A C-W Participant who has earned a Post-2004 Benefit and who has not previously filed an election with respect to the time and form of payment of benefits under the Plan as permitted under prior Article VII and Section 409A transition guidance, shall file an election with the Committee no later than 30 days after the first day of the Plan Year following the Plan Year in which he or she becomes a Participant in the Plan, specifying the time at which payment of his Post-2004 Benefit shall commence payment and the form in which his Post-2004 Benefit shall be paid.

3.	Article VII(d) is amended in its entirety to read as follows:

(d)
In the event a C-W Participant fails to file a completed election form under Paragraph (c) by the 30th day after the first day of the Plan Year following his or her initial Plan Year of participation in the Plan, the Participant shall be deemed to have elected payment to commence within 90 days of his Separation from Service in the form of a single life annuity if the Participant is unmarried, or in the form of a joint and 50% survivor annuity with his spouse as contingent annuitant, if the Participant is married.

4.	Article VII(g) is amended by substituting the word “Article” for the word “Section” in each instance in which it occurs.

5.	Articles IX and X and references thereto are redesignated as Articles VIII and IX, respectively.

6.	Articles VIII and IX, as redesignated pursuant to item 4 above, are amended by substituting the terms “Article VIII” for “Section IX” and “Article IX for “Section X”, respectively.

7.	The second sentence of Section 10(a) of Appendix A is amended in its entirety to read as follows:

In the event an EMD Participant has not filed an election in accordance with the first sentence of this paragraph (a), he shall file an election with the Committee no later than 30 days after the first day of the Plan Year following the Plan Year of his or her initial participation, specifying the time at which payment of his benefit hereunder shall commence.

8.	Section 4 of Appendix B is amended by substituting the term “Section 4” for the terms “Section 10” and “Section 2”, in each instance in which they occur.

9.	The second sentence of Section 4(a) of Appendix B is amended in its entirety to read as follows:

In the event an EMD Participant has not filed an election in accordance with the first sentence of this paragraph (a), he shall file an election with the Committee no event later than 30 days after the first day of the Plan Year following the Plan Year of his or her initial participation in the Plan, specifying the time at which payment of his supplemental retirement benefit shall commence.

Except to the extent amended by this Instrument of Amendment, the Restoration Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2014.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

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